Exhibit 21.1

Subsidiaries of the Company

NMS Communications Asia Ltd.	Inno Media Logic (I.M.L.) Company
1815-16 Concordia Plaza	4200 rue La Periere
1 Science Museum Road	Saint-Hubert, Quebec
Tsim Sha Tsui East	Canada J3Y 9G3
Kowloon, Hong Kong
NMS Communications Europe S.A.	NMS Communications Telecom Europe S.A.
Immeuble Pericles	Immeuble Pericles
144, Avenue Roger Salengro	144, Avenue Roger Salengro
92370 Chaville, France	92370 Chaville, France
NMS Communications International, Inc.	NMS Communications Europe, Inc.
100 Crossing Boulevard	100 Crossing Boulevard
Framingham, MA 01702	Framingham, MA 01702
NMS Communications Securities Corporation	Mobilee, Inc.
100 Crossing Boulevard	100 Crossing Boulevard
Framingham, MA 01702	Framingham, MA 01702